Exhibit 99.2

VOTING AGREEMENT

Abiomed, Inc.

22 Cherry Hill Drive

Danvers, MA 01923

Attention: General Counsel

Facsimile: (978) 777-8411

December 11, 2007

Dear Securityholder:

Re: Voting Arrangements

We understand that, as at the date hereof, you (the “Securityholder”) beneficially own, directly or indirectly, or exercise control or direction over, the number of securities of World Heart Corporation (the “Company”) set out on the Acceptance page (the “Subject Securities”) at the end of this letter agreement (the “Agreement”).

Reference is made to that certain Note Purchase Agreement, dated as of December 11, 2007 by and among ABIOMED, Inc. (“Abiomed”), the Company and World Heart Inc. (the “Purchase Agreement”), and the secured convertible promissory note, warrant and clinical and marketing support services agreement contemplated thereunder (the “Note,” “Warrant, “ and “Services Agreement,” respectively, and together with the Purchase Agreement, the “Financing Agreements”). All capitalized terms not defined herein, but defined in the Financing Agreements, have the meanings ascribed thereto in the Financing Agreements.

This letter confirms your agreement, subject to the terms and conditions specified herein, to vote all of the Subject Securities that you own (or over which you exercise control or direction), and any additional securities of the Company that you may hereafter become the beneficial owner of, in favor of the Financing Agreements at any meeting of the Company Securityholders (the “Meeting”) called to approve any of the Financing Agreements and any and all related matters at the Meeting, including the issuance of any shares of the Company’s capital stock thereunder (the “Financing Matters”).

In consideration of, and as a material inducement to, Abiomed entering into the Financing Agreements, the Securityholder agrees with Abiomed as follows:

1. Covenants of the Securityholder.

By acceptance of this Agreement, the Securityholder hereby irrevocably and unconditionally agrees with Abiomed, subject to Section 4 below:

(a) to take all reasonable steps required to cause all of the Subject Securities to be voted at the Meeting in favor of the resolutions approving the Financing Matters;

(b) to not exercise any statutory rights of dissent or appraisal in respect of any resolutions authorizing the Financing Matters; and

(c) to provide prompt written or email notice to Abiomed of any sale, transfer or other disposition of any or all of the Subject Securities occurring prior to the record date for the Meeting, as soon as practicable, but in any event within 48 hours of such sale, transfer or other disposition.

It is acknowledged that the covenants of the Securityholder set forth in this Section 1 relate to the Securityholder acting solely in the capacity of a holder of Subject Securities of the Company and not as a director or officer of the Company (or both) and shall not affect or restrict any legal or equitable obligation, including any fiduciary duty obligation, imposed on such Securityholder acting in the capacity of a director or officer of the Company (or both). The Securityholder acknowledges that pursuant to this Agreement the Securityholder may be required to act as a holder of the Subject Securities in a manner different from the manner in which the Securityholder is obligated to act in a capacity of a director or officer of the Company (or both).

2. Representations and Warranties of the Securityholder.

The Securityholder represents and warrants to Abiomed that, as of the date of this Agreement:

(a) neither the execution of this Agreement by the Securityholder nor the performance by the Securityholder of its obligations hereunder will constitute a violation of, or default under, or conflict with, any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Securityholder is a party or by which the Securityholder is bound;

(b) the Securityholder is the legal owner of the Subject Securities and has the right to vote the Subject Securities at the Meeting (to the extent voting rights attach to such Subject Securities in the circumstances);

(c) the Subject Securities, set out on the Acceptance page of this Agreement, constitute as of the date hereof all of the securities of the Company owned by the Securityholder as of the date hereof;

(d) if the Securityholder is not a natural person, the Securityholder is duly authorized to execute and deliver this Agreement; and

(e) this Agreement is a valid and binding agreement, enforceable against the Securityholder in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the general principles of equity.

3. Representations of Abiomed.

Abiomed hereby represents and warrants to the Securityholder that, as of the date of this Agreement:

(a) Abiomed is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Abiomed in accordance with its terms, subject to: (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally; and (ii) the general principles of equity; and

(b) neither the execution of this Agreement nor the performance by Abiomed of its obligations under the Financing Agreements will constitute a violation of, or default under, or conflict with, any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Abiomed is a party or by which Abiomed is bound.

4. Termination.

It is understood and agreed that the obligations of the Securityholder hereunder shall cease and terminate on the earliest of:

(a) the date immediately following the conclusion of the Meeting;

(b) the date that the Note has been paid in full by the Company and the Warrant has been fully exercised by Abiomed;

(c) the date on which any of the Financing Agreements are terminated in accordance with their terms;

(d) the date of any material amendment to the Financing Agreements without the prior written consent of the Securityholder; and

(e) the date on which Abiomed and the Company mutually agree in writing to terminate the arrangements under the Financing Agreements.

5. Disclosure.

Prior to first public disclosure of the existence and terms and conditions of this Agreement, none of the parties hereto shall disclose the existence of this Agreement, or any details hereof, to any person other than the Company, Abiomed and their respective directors, officers and advisors, without the prior written consent of the other party, except to the extent required by law. The existence and terms and conditions of this Agreement may be disclosed by Abiomed or the Company in any news release issued in connection with the execution of the Financing Agreements; provided that the Securityholder shall have the right to review the text of such news release prior to the dissemination thereof and; provided, further, that such news release shall not identify the Securityholder or any of its affiliates without the prior written consent of the Securityholder.

6. Entire Agreement and Amendments.

This Agreement constitutes the entire agreement between the parties with respect to the voting of the Subject Securities and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement signed by the parties hereto.

7. Time.

Time shall be of the essence of this Agreement.

8. Successors and Assigns.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Securityholder and Abiomed and their respective successors and permitted assigns (as the case may be). This Agreement may not be assigned by any party without the prior written consent of the other party.

9. Remedies.

The Securityholder agrees that if this Agreement is breached by the Securityholder, damages may be an inadequate remedy, and therefore, without limiting any other remedy available at law or in equity, an injunction, restraining order, specific performance, and other forms of equitable relief, or any combination thereof, shall be available to Abiomed.

10. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof and, to the extent applicable thereto, the internal laws of the jurisdiction of organization of the Company.

11. Notice.

Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered (including by courier) or sent by facsimile transmission:

(a) in the case of the Securityholder, to the address for the Securityholder noted on the Acceptance page of this Agreement; and

(b) in the case of Abiomed to the address of Abiomed set out on the face page of this Agreement; or

(c) to such other address as the party to whom such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph.

Any notice or other communication given or made shall be deemed to have been duly given or made as at the date delivered or sent if delivered personally or sent by facsimile transmission to the address for service provided herein, unless given or made after normal business hours on the applicable date in which case the notice or other communication will be deemed to have been received on the next Business Day.

12. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

13. Counterparts; Faxes.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

Yours truly,

ABIOMED, INC.

/s/ Michael Minogue
By: Michael Minogue
Title: CEO, Chairman

ACCEPTANCE

The foregoing is hereby accepted effective as of December 11, 2007 and the undersigned hereby confirms that the undersigned owns the securities indicated below.

Securityholder Name: Maverick Venture Management, LLC

By:	/s/ Kevin R. Compton
Kevin R. Compton
Title:	Manager, Member

the Company Common Shares:	2,800,703

the Company Warrants:	0

The address of the Securityholder is as follows:

Maverick Venture Management

Attn: Kevin Compton

737 Bryant Street

Palo Alto, CA 94301

Facsimile: (650) 566-3319